EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 24, 2008 accompanying the consolidated financial statements, schedule, and effectiveness of internal control over financial reporting of Meridian Bioscience, Inc. and subsidiaries appearing in the 2008 Annual Report of the Company to its shareholders included in the Form 10-K for the year ending September 30, 2008. We consent to the incorporation by reference in the registration statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
November 24, 2008